Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
October 26, 2017

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2017 THIRD QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — October 26, 2017 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the third quarter ended September 30, 2017.

Consolidated net income available to common stockholders for the third quarter of 2017 was $148.6 million, or $2.79 per diluted common share, compared to $123.2 million, or $2.32 per diluted common share, for the second quarter of 2017 and $111.1 million, or $2.12 per diluted common share, for the third quarter of 2016. Consolidated net income available to common stockholders for the nine months ended September 30, 2017 was $373.3 million, or $7.01 per diluted common share, compared to $283.2 million, or $5.42 per diluted common share, for the comparable 2016 period.

“We had an outstanding quarter marked by record earnings, robust loan and deposit growth, healthy increases in both net interest income and fee income, and continued stable credit quality," said Greg Becker, President and CEO of SVB Financial Group.  “Our dynamic client base, the overall health of the innovation economy and our consistent execution drove our strong performance this quarter.  Looking ahead, we believe our commitment to the success of innovative companies and the people behind them, and our discipline in making decisions consistent with that focus will enable us to continue growing and maintain our unique position as the bank for the global innovation economy.”

Highlights of our third quarter 2017 results (compared to second quarter 2017, unless otherwise noted) included:

•	Average loan balances of $21.6 billion, an increase of $1.1 billion (or 5.2 percent).

•	Period-end loan balances of $22.2 billion, an increase of $1.2 billion (or 5.8 percent).

•	Average fixed income investment securities of $23.1 billion, an increase of $1.6 billion (or 7.5 percent).

•	Period-end fixed income investment securities of $23.7 billion, an increase of $1.6 billion (or 7.5 percent).

•
Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $6.1 billion (or 6.7 percent) to $97.3 billion, with average off-balance sheet client investment funds increasing by $4.2 billion (or 8.5 percent) and average on-balance sheet deposits increasing by $1.9 billion (or 4.5 percent).

•
Period-end total client funds increased $4.7 billion (or 5.0 percent) to $99.1 billion, with period-end off-balance sheet client investment funds increasing by $2.3 billion (or 4.5 percent) and period-end on-balance sheet deposits increasing by $2.3 billion (or 5.5 percent).

•	Net interest income (fully taxable equivalent basis) of $374.6 million, an increase of $31.4 million (or 9.2 percent).

•	Provision for credit losses[1] of $23.5 million, compared to $15.8 million.

•	Net loan charge-offs of $10.5 million, or 19 basis points of average total gross loans (annualized), compared to $22.5 million, or 44 basis points

•
Gains on investment securities of $15.2 million, compared to $17.6 million. Non-GAAP gains on investment securities, net of noncontrolling interests, were $9.7 million, compared to $8.2 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Gains on equity warrant assets of $24.9 million, compared to $10.8 million.

•
Noninterest income of $158.8 million, an increase of $30.3 million (or 23.5 percent). Non-GAAP core fee income increased $15.5 million (or 17.7 percent) to $102.7 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Noninterest expense of $257.8 million, an increase of $6.6 million (or 2.6 percent).

•
Income tax expense included a $1.3 million, and a $7.0 million, benefit for the third and second quarters of 2017, respectively, related to new accounting guidance, adopted in the first quarter of 2017, for the tax impact associated with excess tax benefits related to employee share-based compensation. (See "Income Tax Expense" for further details.)

(1)
As of the first quarter of 2017, our consolidated statements of income have been modified from prior periods’ presentation to conform to the current period presentation to reflect our provision for loan losses and provision for unfunded credit commitments together as our “provision for credit losses”. In prior periods, our provision for unfunded credit commitments was reported separately as a component of noninterest expense.

Third Quarter 2017 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Nine months ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	September 30, 2017	September 30, 2016
Income statement:
Diluted earnings per common share (1)	$2.79	$2.32	$1.91	$1.89	$2.12	$7.01	$5.42
Net income available to common stockholders (1)	148.6	123.2	101.5	99.5	111.1	373.3	283.2
Net interest income	374.0	342.7	310.0	296.6	289.2	1,026.7	853.9
Provision for credit losses (2)	23.5	15.8	30.7	16.5	20.0	70.1	90.2
Noninterest income	158.8	128.5	117.7	113.5	144.1	405.0	343.1
Noninterest expense	257.8	251.2	237.6	235.2	220.8	746.6	624.6
Non-GAAP core fee income (3)	102.7	87.3	82.6	84.6	80.5	272.6	231.5
Non-GAAP noninterest income, net of noncontrolling interests (3)	153.2	119.0	111.1	109.1	139.5	383.3	339.4
Non-GAAP noninterest expense, net of noncontrolling interests (3)	257.6	251.0	237.5	234.9	220.7	746.1	624.3
Fully taxable equivalent:
Net interest income (4)	$374.6	$343.2	$310.3	$296.9	$289.4	$1,028.1	$854.8
Net interest margin	3.10%	3.00%	2.88%	2.73%	2.75%	2.99%	2.72%
Balance sheet:
Average total assets	$49,795.4	$47,549.4	$45,301.0	$44,933.7	$43,451.3	$47,565.1	$43,669.7
Average loans, net of unearned income	21,584.9	20,508.5	20,069.3	19,260.7	18,647.2	20,726.5	17,955.5
Average available-for-sale securities	12,674.6	12,393.1	12,550.3	12,505.1	12,743.7	12,539.8	13,608.7
Average held-to-maturity securities	10,467.5	9,128.4	8,600.2	7,730.5	8,003.8	9,405.5	8,347.2
Average noninterest-bearing demand deposits	36,578.8	34,629.1	32,709.4	32,663.8	30,522.3	34,653.3	30,694.1
Average interest-bearing deposits	7,464.1	7,509.6	7,249.1	7,033.7	7,387.4	7,408.4	7,749.9
Average total deposits	44,042.8	42,138.6	39,958.5	39,697.4	37,909.8	42,061.6	38,444.0
Average long-term debt	749.5	780.2	795.6	795.9	796.2	774.9	796.4
Period-end total assets	50,754.3	48,400.4	46,413.3	44,683.7	43,274.0	50,754.3	43,274.0
Period-end loans, net of unearned income	22,189.3	20,976.5	20,427.5	19,899.9	19,112.3	22,189.3	19,112.3
Period-end available-for-sale securities	12,603.3	12,071.1	12,384.0	12,620.4	12,665.7	12,603.3	12,665.7
Period-end held-to-maturity securities	11,055.0	9,938.4	8,615.7	8,427.0	7,791.9	11,055.0	7,791.9
Period-end non-marketable and other securities	627.5	630.7	635.6	622.6	625.2	627.5	625.2
Period-end noninterest-bearing demand deposits	36,862.0	35,046.4	33,587.9	31,975.5	31,029.0	36,862.0	31,029.0
Period-end interest-bearing deposits	7,950.0	7,418.9	7,491.8	7,004.4	7,160.4	7,950.0	7,160.4
Period-end total deposits	44,812.0	42,465.3	41,079.7	38,979.9	38,189.4	44,812.0	38,189.4
Off-balance sheet:
Average client investment funds	$53,273.3	$49,109.4	$46,130.2	$44,966.8	$43,105.5	$49,504.3	$42,820.1
Period-end client investment funds	54,241.5	51,897.5	46,434.8	45,797.8	43,343.7	54,241.5	43,343.7
Total unfunded credit commitments	16,341.9	16,786.8	16,082.3	16,743.2	16,297.1	16,341.9	16,297.1
Earnings ratios:
Return on average assets (annualized) (5)	1.18%	1.04%	0.91%	0.88%	1.02%	1.05%	0.87%
Return on average SVBFG stockholders’ equity (annualized) (6)	14.59	12.75	11.03	10.77	12.32	12.85	10.95
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.12%	1.12%	1.18%	1.13%	1.25%	1.12%	1.25%
Allowance for loan losses for performing loans as a % of total gross performing loans	0.92	0.93	0.94	0.94	1.03	0.92	1.03
Gross charge-offs as a % of average total gross loans (annualized)	0.23	0.49	0.28	0.52	0.52	0.33	0.53
Net charge-offs as a % of average total gross loans (annualized)	0.19	0.44	0.25	0.44	0.48	0.29	0.47
Other ratios:
GAAP operating efficiency ratio (7)	48.38%	53.32%	55.57%	57.35%	50.95%	52.15%	52.18%
Non-GAAP operating efficiency ratio (3)	48.82	54.32	56.35	57.87	51.45	52.87	52.28
SVBFG CET 1 risk-based capital ratio	12.96	13.05	13.05	12.80	12.75	12.96	12.75

Bank CET 1 risk-based capital ratio	12.41	12.59	12.75	12.65	12.77	12.41	12.77
SVBFG total risk-based capital ratio	14.29	14.39	14.45	14.21	14.22	14.29	14.22
Bank total risk-based capital ratio	13.40	13.59	13.80	13.66	13.83	13.40	13.83
SVBFG tier 1 leverage ratio	8.34	8.40	8.51	8.34	8.35	8.34	8.35
Bank tier 1 leverage ratio	7.59	7.66	7.81	7.67	7.74	7.59	7.74
Period-end loans, net of unearned income, to deposits ratio	49.52	49.40	49.73	51.05	50.05	49.52	50.05
Average loans, net of unearned income, to average deposits ratio	49.01	48.67	50.23	48.52	49.19	49.28	46.71
Book value per common share (8)	$77.00	$74.02	$71.80	$69.71	$69.02	$77.00	$69.02
Other statistics:
Average full-time equivalent employees	2,434	2,372	2,345	2,303	2,255	2,384	2,199
Period-end full-time equivalent employees	2,433	2,380	2,347	2,311	2,280	2,433	2,280

(1)
Included in diluted earnings per common share and net income available to common stockholders for the three months ended March 31, 2017, June 30, 2017 and September 30, 2017 and nine months ended September 30, 2017 are tax benefits recognized associated with the adoption of Accounting Standards Update ("ASU") 2016-09, Improvements to Employee Share-Based Payment Accounting in the first quarter of 2017. This guidance was adopted on a prospective basis with no changes to prior period amounts. (See "Income Tax Expense" for further details).

(2)
As of the first quarter of 2017, our consolidated statements of income have been modified from prior periods’ presentation to conform to the current period presentation to reflect our provision for loan losses and provision for unfunded credit commitments together as our “provision for credit losses”. In prior periods, our provision for unfunded credit commitments was reported separately as a component of noninterest expense.

(3)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(4)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.6 million for the quarter ended September 30, 2017, $0.5 million for the quarter ended June 30, 2017, and $0.3 million for each of the quarters ended March 31, 2017, December 31, 2016 and September 30, 2016. The taxable equivalent adjustments were $1.5 million and $0.9 million for the nine months ended September 30, 2017 and September 30, 2016, respectively.

(5)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average assets.

(6)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average SVBFG stockholders’ equity.

(7)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(8)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.
Net Interest Income and Margin

Net interest income, on a fully taxable basis, was $374.6 million for the third quarter of 2017, compared to $343.2 million for the second quarter of 2017. The $31.4 million increase from the second quarter of 2017 to the third quarter of 2017, was attributable primarily to the following:

•
An increase in interest income from loans of $18.2 million to $268.4 million for the third quarter of 2017. The increase was reflective primarily of the impact of $1.1 billion in average loan growth, higher interest rates and one additional day in the third quarter of 2017 compared to the second quarter of 2017. Gross loan yields, excluding loan interest recoveries and loan fees, increased 10 basis points to 4.30 percent, as compared to 4.20 percent for the second quarter of 2017, reflective primarily of the recent rate increases. The increase in gross loan yields for the third quarter of 2017 was offset by lower loan fees in the third quarter of 2017 and, as a result of, the impact of higher interest recoveries on non-performing loans in the second quarter of 2017 resulting in the 4 basis point increase in overall loan yields to 4.93 percent, compared to 4.89 percent in the second quarter of 2017.

•
An increase in interest income from our fixed income investment securities in our available-for-sale ("AFS") and held-to-maturity ("HTM") portfolios of $14.4 million to $111.2 million for the third quarter of 2017. The increase in net interest income was primarily reflective of an increase in average fixed income investments of $1.6 billion and continued reinvestment of maturing fixed income investment securities at higher-yielding rates. Our overall yield from our fixed income investment securities portfolio increased ten basis points to 1.91 percent, primarily attributable to the higher reinvestment rates compared to rates on paydowns and maturities.

•
A decrease in interest income from short-term investment securities of $1.1 million reflective of a $0.9 billion decrease in average interest-earning Federal Reserve cash balances to fund loan growth and investment purchases.

Net interest margin, on a fully taxable equivalent basis, was 3.10 percent for the third quarter of 2017, compared to 3.00 percent for the second quarter of 2017. Our net interest margin increased primarily as a result of the impact of rising interest rates on our interest-earnings assets as well as a shift in the mix of our interest-earning assets into our higher-yielding fixed income investment securities portfolio. Average loans and average fixed income investments represented 45 percent and 48 percent, respectively, of interest earning assets for the third quarter of 2017, compared to 45 percent and 47 percent, respectively, for the second quarter of 2017.

For the third quarter of 2017, approximately 90 percent, or $19.7 billion, of our average gross loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 66 percent are tied to prime-lending rates and 34 percent are tied to LIBOR.
Investment Securities

Our investment securities portfolio consists primarily of: (i) a fixed income investment securities portfolio, comprised of our AFS and HTM portfolios, which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) a non-marketable and other securities portfolio, which primarily represents investments managed as part of our funds management business. Our total average fixed income investment securities portfolio increased $1.6 billion, or 7.5 percent, to $23.1 billion for the quarter ended September 30, 2017. Our total period-end fixed income investment securities portfolio increased $1.6 billion, or 7.5 percent, to $23.7 billion at September 30, 2017. The duration of our fixed income investment securities portfolio was 2.7 years and 2.6 years at September 30, 2017 and June 30, 2017, respectively. Our period-end non-marketable and other securities decreased $3.2 million to $627.5 million ($506.1 million net of noncontrolling interests) at September 30, 2017.

Available-for-Sale Securities

Average AFS securities were $12.7 billion for the third quarter of 2017 compared to $12.4 billion for the second quarter of 2017. Period-end AFS securities were $12.6 billion at September 30, 2017 compared to $12.1 billion at June 30, 2017. The increases in average and period-end AFS security balances from the second quarter of 2017 to the third quarter of 2017 were due to new purchases of $1.2 billion of agency backed mortgage securities partially offset by $0.7 billion in portfolio paydowns and maturities. The weighted-average duration of our AFS securities portfolio was 1.9 years at both September 30, 2017 and June 30, 2017.

Held-to-Maturity Securities

Average HTM securities were $10.5 billion for the third quarter of 2017, compared to $9.1 billion for the second quarter of 2017. Period-end HTM securities were $11.1 billion at September 30, 2017, compared to $9.9 billion at June 30, 2017. The increases in average and period-end HTM security balances from the second quarter of 2017 to the third quarter of 2017 were due to new purchases of $1.6 billion primarily in agency backed mortgage securities, partially offset by $0.5 billion in portfolio paydowns and maturities. The weighted-average duration of our HTM securities portfolio was 3.5 years and 3.4 years at September 30, 2017 and June 30, 2017, respectively.

Non-Marketable and Other Securities

Our non-marketable and other securities portfolio primarily represents investments in venture capital and private equity funds, our China joint venture bank, debt funds, private and public portfolio companies and investments in qualified affordable housing projects.
Non-marketable and other securities decreased $3.2 million to $627.5 million ($506.1 million net of noncontrolling interests) at September 30, 2017, compared to $630.7 million ($506.2 million net of noncontrolling interests) at June 30, 2017. Reconciliations of our non-GAAP non-marketable and other securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $1.1 billion to $21.6 billion for the third quarter of 2017, compared to $20.5 billion for the second quarter of 2017. Period-end loans (net of unearned income) increased by $1.2 billion to $22.2 billion at September 30, 2017, compared to $21.0 billion at June 30, 2017. Average and period-end loan growth came primarily from our private equity/venture capital portfolio as well as from our software/internet and private bank portfolios.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased by $0.9 billion and totaled $10.2 billion and $9.3 billion at September 30, 2017 and June 30, 2017, respectively, which represents 45.5 percent and 44.3 percent of total gross loans, respectively. Further details are provided under the section “Loan Concentrations."
Credit Quality

The following table provides a summary of our allowance for loan losses and our allowance for unfunded credit commitments:

	Three months ended			Nine months ended
(Dollars in thousands, except ratios)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Allowance for loan losses, beginning balance	$236,496	$243,130	$244,723	$225,366	$217,613
Provision for loan losses (1)	22,409	15,185	18,950	67,273	88,624
Gross loan charge-offs	(12,338)	(25,081)	(24,616)	(51,449)	(71,466)
Loan recoveries	1,828	2,535	2,084	6,155	8,158
Foreign currency translation adjustments	615	727	(576)	1,665	(2,364)
Allowance for loan losses, ending balance	$249,010	$236,496	$240,565	$249,010	$240,565
Allowance for unfunded credit commitments, beginning balance	47,000	46,335	34,889	45,265	34,415
Provision for unfunded credit commitments (1)	1,113	621	1,054	2,789	1,601
Foreign currency translation adjustments	59	44	(19)	118	(92)
Allowance for unfunded credit commitments, ending balance (2)	$48,172	$47,000	$35,924	$48,172	$35,924
Ratios and other information:
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.40%	0.29%	0.39%	0.40%	0.62%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.23	0.49	0.52	0.33	0.53
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.19	0.44	0.48	0.29	0.47
Allowance for loan losses as a percentage of period-end total gross loans	1.12	1.12	1.25	1.12	1.25
Provision for credit losses (1)	$23,522	$15,806	$20,004	$70,062	$90,225
Period-end total gross loans	22,329,829	21,103,946	19,228,928	22,329,829	19,228,928
Average total gross loans	21,712,866	20,632,237	18,762,144	20,850,468	18,067,893
Allowance for loan losses for nonaccrual loans	43,824	40,558	44,348	43,824	44,348
Nonaccrual loans	124,672	120,172	106,216	124,672	106,216

(1)
As of the first quarter of 2017, our consolidated statements of income have been modified from prior periods’ presentation to conform to the current period's presentation to reflect our provision for loan losses and provision for unfunded credit commitments together as our “provision for credit losses.”

(2)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”
Our allowance for loan losses increased $12.5 million due primarily to increased reserves for period-end loan growth and higher reserves for nonaccrual loans, offset by lower reserves due to improved credit quality for our performing loans. As a percentage of total gross loans, our allowance for loan losses held flat at 1.12 percent at both September 30, 2017 and June 30, 2017.

Our provision for credit losses was $23.5 million for the third quarter of 2017, consisting of a provision for loan losses of $22.4 million and a provision for unfunded credit commitments of $1.1 million.

Our provision for loan losses of $22.4 million for the third quarter of 2017 primarily reflects $13.8 million in net new specific reserves for nonaccrual loans and a $10.9 million increase in reserves for period-end loan growth, offset by a benefit from overall improved credit quality of our loan portfolio and the continued shift in our loan portfolio to private equity/venture capital loans, which tend to be of higher credit quality.

Our provision for unfunded credit commitments of $1.1 million for the third quarter of 2017 was driven primarily by a change in the mix of our outstanding credit commitments.

Gross loan charge-offs were $12.3 million for the third quarter of 2017, of which $6.3 million was not specifically reserved for at June 30, 2017. Gross loan charge-offs were primarily from four clients consisting of $8.7 million from two clients in our software/internet loan portfolio, of which $5.9 million was a late-stage client loan, and two early-stage client loan charge-offs of $3.5 million from our hardware and life science/healthcare portfolios.

Nonaccrual loans were $124.7 million at September 30, 2017, compared to $120.2 million at June 30, 2017. Our nonaccrual loan balance increased $4.5 million as a result of $29.7 million of new nonaccrual loans, partially offset by $14.2 million of repayments and $11.0 million of charge-offs. New nonaccrual loans of $30.2 million were primarily from loans in our hardware and software/internet loan portfolios.

The allowance for loan losses for nonaccrual loans increased by $3.3 million to $43.8 million in the third quarter of 2017. The increase was due to $12.3 million of new nonaccrual loan reserves, partially offset by $9.0 million of charge-offs and reserve releases. New nonaccrual loan reserves of $12.3 million were mostly attributable to clients in our hardware and software/internet loan portfolios.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $97.3 billion for the third quarter of 2017, compared to $91.2 billion for the second quarter of 2017. Period-end total client funds were $99.1 billion at September 30, 2017, compared to $94.4 billion at June 30, 2017.

Average off-balance sheet client investment funds were $53.3 billion for the third quarter of 2017, compared to $49.1 billion for the second quarter of 2017. Average on-balance sheet deposits were $44.0 billion for the third quarter of 2017, compared to $42.1 billion for the second quarter of 2017. Period-end off-balance sheet client investment funds were $54.2 billion at September 30, 2017, compared to $51.9 billion at June 30, 2017. Period-end deposits were $44.8 billion at September 30, 2017, compared to $42.5 billion at June 30, 2017.

The increase in our average and period-end total client funds from the second quarter of 2017 to the third quarter of 2017 was driven primarily by a healthy equity funding environment across most of our segments and robust activities in the secondary public offering market for our Life Sciences portfolio. Our Life Science, Technology early-stage and Private Equity Division were the leading portfolio contributors to the growth in our average total client funds for the third quarter of 2017.
Noninterest Income

Noninterest income was $158.8 million for the third quarter of 2017, compared to $128.5 million for the second quarter of 2017. Non-GAAP noninterest income, net of noncontrolling interests was $153.2 million for the third quarter of 2017, compared to $119.0 million for the second quarter of 2017. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")

The increase of $30.3 million ($34.2 million net of noncontrolling interests) in noninterest income from the second quarter of 2017 to the third quarter of 2017 was attributable primarily to higher net gains on equity warrant assets and increases in non-GAAP core fee income. Items impacting noninterest income for the third quarter of 2017 were as follows:

•
Gains on investment securities of $15.2 million for the third quarter of 2017, compared to $17.6 million for the second quarter of 2017. Net of noncontrolling interests, non-GAAP net gains on investment securities were $9.7 million for the third quarter of 2017, compared to $8.2 million for the second quarter of 2017. The non-

GAAP net gains, net of noncontrolling interests, of $9.7 million for the third quarter of 2017 were driven by the following:

◦	Gains of $3.7 million from our strategic and other investments, comprised primarily of realized gains from distributions from our strategic venture capital fund investments reflective of M&A activity,

◦	Gains of $3.1 million from our managed funds of funds portfolio, related primarily to net unrealized valuation increases in the investments held by the funds driven by IPO and M&A activity, and

◦
Gains of $2.4 million from our debt funds portfolio, related primarily to net unrealized valuation increases in the investments held by the funds driven by IPO activity during the third quarter of 2017.

As of September 30, 2017, we directly or indirectly (through 4 of our consolidated managed investment funds) held investments in 277 venture capital funds, 86 companies and 4 debt funds.
The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended September 30, 2017 and June 30, 2017, respectively:

	Three months ended September 30, 2017
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$8,446	$729	$2,445	$(101)	$3,719	$15,238
Less: income attributable to noncontrolling interests, including carried interest allocation	5,335	161	—	—	—	5,496
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$3,111	$568	$2,445	$(101)	$3,719	$9,742

	Three months ended June 30, 2017
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$12,145	$69	$682	$(123)	$4,857	$17,630
Less: income (losses) attributable to noncontrolling interests, including carried interest allocation	9,490	(25)	—	—	—	9,465
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$2,655	$94	$682	$(123)	$4,857	$8,165

•
Net gains on equity warrant assets were $24.9 million for the third quarter of 2017, compared to $10.8 million for the second quarter of 2017. Net gains on equity warrant assets for the third quarter of 2017 were attributable primarily to $18.2 million gains from net valuation increases, compared to net gains of $8.3 million for the second quarter of 2017. The gains from net valuation increases for the third quarter of 2017 were driven primarily by an increase of $15.9 million in the valuation of one company in our portfolio associated with its IPO during the third quarter of 2017. Additionally, net gains of $7.4 million from exercises of equity warrant assets in the third quarter of 2017, compared to $3.1 million for the second quarter of 2017, were reflective of increased M&A activity in the third quarter of 2017.

At September 30, 2017, we held warrants in 1,842 companies with a total fair value of $141.8 million. Warrants in 16 companies each had fair values greater than $1.0 million and collectively represented $51.7 million, or 36.5 percent, of the fair value of the total warrant portfolio at September 30, 2017. The gains from our equity warrant assets resulting from changes in valuations are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.

The following table provides a summary of our net gains on equity warrant assets:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Equity warrant assets:
Gains on exercises, net	$7,449	$3,121	$5,931	$22,482	$13,808
Cancellations and expirations	(757)	(571)	(1,161)	(3,614)	(2,544)
Changes in fair value, net	18,230	8,270	16,788	23,564	21,989
Total net gains on equity warrant assets	$24,922	$10,820	$21,558	$42,432	$33,253
Non-GAAP core fee income (foreign exchange fees, credit card fees, deposit service charges, lending related fees, client investment fees and letters of credit fees) increased $15.5 million to $102.7 million for the third quarter of 2017, compared to $87.3 million for the second quarter of 2017.
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Non-GAAP core fee income:
Foreign exchange fees	$29,671	$26,108	$25,944	$82,026	$76,998
Credit card fees	20,270	18,099	18,295	56,099	49,226
Deposit service charges	14,508	14,563	13,356	43,046	39,142
Client investment fees	15,563	12,982	7,952	37,571	23,959
Lending related fees	15,404	8,509	8,168	32,874	23,783
Letters of credit and standby letters of credit fees	7,306	7,006	6,811	20,951	18,414
Total Non-GAAP core fee income	$102,722	$87,267	$80,526	$272,567	$231,522

The increase in non-GAAP core fee income from the second quarter of 2017 to the third quarter of 2017 was primarily the result of overall strong performance in several areas with increases in foreign exchange, credit card, client investment and lending related fees. Foreign exchange fees increased $3.6 million driven by increased trade volumes due to the continued increase in the number of clients actively managing currency exposures. Credit card fees increased due to higher interchange fee income driven by increased transaction volume. The increase in client investment fees were driven by higher client investment funds balances. Lending related fees increased due primarily to an adjustment of $4.5 million related to fees earned in prior periods from unused lines of credit with the remaining increase attributable primarily to higher loan syndication fee income.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities and non-GAAP core fee income are provided under the section “Use of Non-GAAP Financial Measures.”
Noninterest Expense

Noninterest expense was $257.8 million for the third quarter of 2017, compared to $251.2 million for the second quarter of 2017. The increase of $6.6 million in noninterest expense consisted primarily of increases in our compensation and benefits expense and professional services, partially offset by lower other noninterest expense in the third quarter of 2017 compared to the second quarter of 2017. The overall increase is reflective primarily of the following:

•
Increase in overall total compensation and benefits expense of $4.3 million. The increase was driven primarily by $2.0 million in warrant incentive plan expenses reflective of our quarterly equity warrant portfolio performance and $1.3 million related to costs associated with the write-off of an internally developed software system,

•
Increase of $5.1 million in professional services expense consisting of $2.5 million to the write-off of the internally developed software system mentioned above, with the remaining increase related primarily to investments in projects, systems and technology to support our revenue growth and related initiatives and other operating costs, and

•	Decrease of $2.3 million of other noninterest expense driven by nonrecurring expenses incurred in the second quarter of 2017.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Nine months ended
(Dollars in thousands, except employees)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Compensation and benefits:
Salaries and wages	$72,799	$68,029	$62,636	$207,687	$182,375
Incentive compensation plans	36,271	35,633	36,874	104,578	84,484
Employee stock ownership plan ("ESOP")	1,397	1,191	1,381	3,732	2,678
Other employee incentives and benefits (1)	42,796	44,120	35,677	133,415	104,873
Total compensation and benefits	$153,263	$148,973	$136,568	$449,412	$374,410
Period-end full-time equivalent employees	2,433	2,380	2,280	2,433	2,280
Average full-time equivalent employees	2,434	2,372	2,255	2,384	2,199

(1)
Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

Income Tax Expense

Our effective tax rate was 39.6 percent for the third quarter of 2017, compared to 36.8 percent for the second quarter of 2017. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.
The effective tax rate for the third and second quarters of 2017 include the recognition of a tax benefit of $1.3 million and $7.0 million, respectively, due to the adoption and implementation of Accounting Standards Update ("ASU") 2016-09, Improvements to Employee Share-Based Payment Accounting, in the first quarter of 2017. The new guidance requires tax impacts from employee share-based transactions to be recognized in the provision for income taxes rather than additional paid-in-capital in stockholders' equity required under the previous guidance.
The increase in our effective tax rate for the third quarter of 2017 is primarily due to the decrease of $5.7 million in the recognition of excess tax benefits from share-based compensation in the third quarter of 2017 compared to the second quarter of 2017 which is reflective of the vesting and exercise patterns of employees.
Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net interest income (1)	$(9)	$(10)	$(4)	$(26)	$(62)
Noninterest income (1)	(4,341)	(9,264)	(3,721)	(19,059)	(1,144)
Noninterest expense (1)	125	223	117	517	284
Carried interest allocation (2)	(1,273)	(272)	(958)	(2,650)	(2,483)
Net income attributable to noncontrolling interests	$(5,498)	$(9,323)	$(4,566)	$(21,218)	$(3,405)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests was $5.5 million for the third quarter of 2017, compared to $9.3 million for the second quarter of 2017. Net income attributable to noncontrolling interests of $5.5 million for the third quarter of 2017 was primarily a result of net gains on investment securities (including carried interest allocation) from our managed funds of funds portfolio related to net unrealized valuation increases in the investments held by the funds driven primarily by IPO and M&A activity during the third quarter of 2017.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $160.4 million to $4.1 billion at September 30, 2017, compared to $3.9 billion at June 30, 2017, due to net income of $148.6 million and an increase in additional paid-in capital of $11.0 million attributable primarily to amortization of share-based compensation and common stock issued under employee benefit plans.

Capital Ratios

Overall our risk-based capital ratios decreased as of September 30, 2017, compared to the same ratios as of June 30, 2017. The decreases in our risk-based capital ratios were the result of proportionally higher increases in risk-weighted assets compared to the increases in our capital during the third quarter of 2017. The growth in risk-weighted assets was primarily due to loan growth and an increase in fixed income securities, partially offset by an increase in capital during the third quarter of 2017, primarily from net income. Additionally, the decrease in the Bank's capital ratios reflected a $20.0 million cash dividend paid by the Bank to our bank holding company, SVB Financial Group, during the third quarter of 2017. SVB Financial Group and the Bank's tier 1 leverage ratios decreased as of September 30, 2017, compared to June 30, 2017, due to increases in average assets resulting from deposit growth during the third quarter of 2017.

All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for all capital ratios.

Northern California Wildfires
In early October, wildfires tragically spread across Napa, Sonoma, and other counties in Northern California and other parts of the state, causing loss of life and extensive property destruction. Silicon Valley Bank operates offices and a branch in these regions, which were subject to temporary closures and some property damage.  As of the date of this release, our St. Helena office and branch have resumed normal business operations, while our Santa Rosa office is under restoration efforts and remains closed.

We bank and make loans to premium wine industry clients, some of whom are located in the regions affected by the wildfires. Based on what we know today, there has been some limited impact to certain of our wine clients but overall, we do not currently believe there will be a material effect on the credit quality of our wine portfolio in the near term.  Nevertheless, we will continue to monitor this segment of the portfolio closely, as it may take some of our clients longer than expected to resume normal business operations, and some of our clients may experience a decline in wine sales or gross margins over the longer term, all of which could impact credit quality to some degree.  As of September 30, 2017, our total loans outstanding for our wine portfolio was $925 million (4% of total loan portfolio) with loans outstanding to clients in the Napa/Sonoma region of approximately $700 million.

Additionally, based on what we know to-date, we do not currently believe there will be any material credit issues relating to our Private Bank mortgage portfolio as a result of the wildfires; however, we are still in the process of contacting all our clients located in the affected regions.

New Accounting Guidance

We plan to adopt two new accounting pronouncements effective on January 1, 2018: (1) Financial Instruments (ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities) and (2) Revenue Recognition (ASU 2014-09, Revenue from Contracts with Customers).

Financial Instruments. The adoption of the new pronouncement will result in the elimination of cost method accounting for equity investments and will impact a portion of our nonmarketable and other equity securities that are currently carried at cost. Starting January 1, 2018, these equity investments will be converted to fair value and the difference between cost and fair value at adoption date will be recorded as an adjustment to capital. We currently expect this adjustment to increase capital between $110 million and $120 million on a pre-tax basis. Any subsequent changes in the fair value will be recorded as unrealized gains or losses in our consolidated statements of income. Currently we recognize quarterly realized gains or losses from these securities carried at cost only to the extent distributed by the investee or through realized gains from sales of the securities. Starting in January 1, 2018, the gain or loss recognized in the income statement will be reflective of changes in the estimate of fair value which will be subject to market or other conditions.

Revenue Recognition. The new pronouncement provides a framework for recognizing revenue from contracts with customers that is consistent across all industries. The guidance does not apply to revenue associated with financial instruments, including loans and securities, but does generally apply to contracts underlying our core fees. Based on our assessment to date, we have not identified any material changes to the timing or the amounts of our revenue recognition. We expect minor changes in the timing of recognizing fund management fees in noninterest income for a portion of our SVB Capital funds as the fees will be recognized at the time of distribution which typically occurs later in the fund life. Our review is ongoing and we continue to evaluate the presentation of certain costs associated with our credit card and merchant services and whether these costs are presented in noninterest expense or offset against credit card fees in noninterest income.

Outlook for the Year Ending December 31, 2017 and Preliminary 2018 Outlook for Selected Items

Our outlook for the year ending December 31, 2017, and our preliminary outlook for selected items for the year ending December 31, 2018, are provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide our outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the full year ending December 31, 2017, compared to our full year 2016 results, we currently expect the following outlook: (Note that the outlook below includes: (i) the expected impact of the March 15, 2017 and June 15, 2017 increases of the target federal funds rate by the Federal Reserve of 25 basis points each and no assumptions about any further interest rate changes and (ii) management updates to certain 2017 outlook metrics we previously disclosed on July 27, 2017.)

	Current full year 2017 outlook compared to 2016 results (as of October 26, 2017)	Change in outlook compared to outlook reported as of July 27, 2017
Average loan balances	Increase at a percentage rate in the mid-teens	No change from previous outlook
Average deposit balances	Increase at a percentage rate in the high single digits	No change from previous outlook
Net interest income (1)	Increase at a percentage rate in the low twenties	Outlook narrowed to low twenties from previous outlook of high teens to low twenties
Net interest margin (1)	Between 3.00% and 3.10%	No change from previous outlook
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2016 levels	No change from previous outlook
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Between 0.60% and 0.80% of total gross loans	No change from previous outlook
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the high teens	Outlook increased to high teens from previous outlook of mid-teens
Noninterest expense (excluding expenses related to noncontrolling interests) (3) (4)	Increase at a percentage rate in the mid-teens	Outlook increased to mid-teens from previous outlook of low teens

Preliminary 2018 Outlook for Selected Items

Our preliminary full year 2018 outlook for selected items provided below is based on various management assumptions, including: (a) no increase in market interest rates, and (b) no material deterioration in the overall economy. For the full year ending December 31, 2018 compared to our full year ending December 31, 2017 expected results, we currently expect the following percentage rate increases:

◦average loan balance growth in the mid-teens,
◦average deposit balance growth in the low double digits,
◦net interest income growth in the high teens to low twenties (assuming no Federal Reserve rate increases),
◦net loan charge-offs between 0.30% and 0.50% of average total gross loans,
◦non-GAAP core fee income2 growth in the mid-teens to high teens, and

◦	non-GAAP noninterest expense[3] growth (excluding expenses related to noncontrolling interests) in the high single digits.

Our 2018 outlook is preliminary and subject to change.

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)
Core fee income is a non-GAAP measure, which represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income to GAAP noninterest income for fiscal 2017 and fiscal 2018 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(3)
Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for fiscal 2017 and fiscal 2018 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(4)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Outlook for the Year Ending December 31, 2017” and “Preliminary 2018 Outlook for Selected Items” above, we make forward-looking statements discussing management’s expectations about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; our expected effective tax rate; and financial results (and the components of such results) for certain quarters in, and for the full years 2017 and 2018.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•	market and economic conditions, including the interest rate environment, and the associated impact on us;

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in the levels of our loans, deposits and client investment fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;

•	changes in applicable accounting standards and tax laws; and

•	regulatory or legal changes or their impact on us.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On October 26, 2017, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended September 30, 2017. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405, and entering the confirmation “45830395.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, October 26, 2017, through 9:59 p.m. (Pacific Time) on Saturday, November 25, 2017, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode “45830395#.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, October 26, 2017.

About SVB Financial Group

For more than 30 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial and private banking, asset management, private wealth management, brokerage and investment services, funds management and business valuation services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at svb.com.

SVB Financial Group is the holding company for all business units and groups © 2017 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except share data)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Interest income:
Loans	$268,445	$250,197	$214,227	$745,983	$617,456
Investment securities:
Taxable	109,443	95,522	83,468	294,768	261,121
Non-taxable	1,172	885	522	2,703	1,693
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	6,211	7,323	2,196	16,670	5,793
Total interest income	385,271	353,927	300,413	1,060,124	886,063
Interest expense:
Deposits	2,304	2,197	1,535	6,218	3,984
Borrowings	8,993	9,034	9,717	27,243	28,161
Total interest expense	11,297	11,231	11,252	33,461	32,145
Net interest income	373,974	342,696	289,161	1,026,663	853,918
Provision for credit losses (1)	23,522	15,806	20,004	70,062	90,225
Net interest income after provision for credit losses	350,452	326,890	269,157	956,601	763,693
Noninterest income:
Gains on investment securities, net	15,238	17,630	23,178	48,838	41,764
Gains on equity warrant assets, net (2)	24,922	10,820	21,558	42,432	33,253
Foreign exchange fees	29,671	26,108	25,944	82,026	76,998
Credit card fees	20,270	18,099	18,295	56,099	49,226
Deposit service charges	14,508	14,563	13,356	43,046	39,142
Client investment fees	15,563	12,982	7,952	37,571	23,959
Lending related fees	15,404	8,509	8,168	32,874	23,783
Letters of credit and standby letters of credit fees	7,306	7,006	6,811	20,951	18,414
Other (2)	15,896	12,811	18,878	41,128	36,511
Total noninterest income	158,778	128,528	144,140	404,965	343,050
Noninterest expense:
Compensation and benefits	153,263	148,973	136,568	449,412	374,410
Professional services	32,987	27,925	23,443	86,331	67,959
Premises and equipment	18,937	18,958	16,291	53,753	47,861
Net occupancy	12,660	11,126	9,525	35,437	28,919
Business development and travel	10,329	11,389	8,504	30,913	30,077
FDIC and state assessments	8,359	9,313	7,805	26,354	21,624
Correspondent bank fees	3,162	3,163	3,104	9,770	9,469
Other	18,064	20,399	15,533	54,670	44,292
Total noninterest expense (1)	257,761	251,246	220,773	746,640	624,611
Income before income tax expense	251,469	204,172	192,524	614,926	482,132
Income tax expense (3)	97,351	71,656	76,877	220,412	195,508
Net income before noncontrolling interests	154,118	132,516	115,647	394,514	286,624
Net income attributable to noncontrolling interests	(5,498)	(9,323)	(4,566)	(21,218)	(3,405)
Net income available to common stockholders (3)	$148,620	$123,193	$111,081	$373,296	$283,219
Earnings per common share—basic (3)	$2.82	$2.34	$2.13	$7.11	$5.46
Earnings per common share—diluted (3)	2.79	2.32	2.12	7.01	5.42
Weighted average common shares outstanding—basic	52,704,869	52,536,927	52,046,199	52,529,778	51,841,865
Weighted average common shares outstanding—diluted	53,304,988	53,194,031	52,413,104	53,229,658	52,229,173

(1)
Our consolidated statements of income for the three and nine months ended September 30, 2016 were modified from prior periods’ presentation to conform to the current period's presentation, which reflects our provision for loan losses and provision for unfunded credit commitments together as our “provision for credit losses”. In prior periods, our provision for unfunded credit commitments were reported separately as a component of noninterest expense.

(2)
Our consolidated statements of income for the three and nine months ended September 30, 2016 were modified from prior periods’ presentation to conform to the current period's presentation, which reflects a new line item to separately disclose net gains on equity warrant assets. In prior periods, net gains on equity warrant assets were reported as a component of net gains on derivative instruments. We removed the line item "gains on derivative instruments, net" and reclassified all other gains on derivative instruments, net to other noninterest income.

(3)
Included in income tax expense, net income available to common stockholders, earnings per common share-basic and earnings for common share-diluted, for the three and nine months ended September 30, 2017, are tax benefits recognized associated with the adoption of Accounting Standards Update ("ASU") 2016-09, Improvements to Employee Share-Based Payment Accounting in the first quarter of 2017. This guidance was adopted on a prospective basis with no change to prior period amounts. (See "Income Tax Expense" for further details).

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	September 30, 2017	June 30, 2017	September 30, 2016
Assets:
Cash and cash equivalents	$3,555,571	$3,854,244	$2,521,319
Available-for-sale securities, at fair value (cost $12,584,564, $12,053,305, and $12,514,893, respectively)	12,603,337	12,071,052	12,665,697
Held-to-maturity securities, at cost (fair value $11,023,415, $9,910,504, and $7,885,333, respectively)	11,055,006	9,938,371	7,791,949
Non-marketable and other securities	627,469	630,670	625,178
Investment securities	24,285,812	22,640,093	21,082,824
Loans, net of unearned income	22,189,327	20,976,466	19,112,265
Allowance for loan losses	(249,010)	(236,496)	(240,565)
Net loans	21,940,317	20,739,970	18,871,700
Premises and equipment, net of accumulated depreciation and amortization	122,826	121,947	115,014
Accrued interest receivable and other assets	849,761	1,044,125	683,180
Total assets	$50,754,287	$48,400,379	$43,274,037
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$36,862,021	$35,046,371	$31,028,974
Interest-bearing deposits	7,950,012	7,418,920	7,160,442
Total deposits	44,812,033	42,465,291	38,189,416
Short-term borrowings	4,840	470	2,421
Other liabilities	990,498	1,145,154	562,912
Long-term debt	749,618	749,429	795,971
Total liabilities	46,556,989	44,360,344	39,550,720
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 52,723,654 shares, 52,684,159 shares, and 52,061,435 shares outstanding, respectively	53	53	52
Additional paid-in capital	1,294,499	1,283,485	1,219,555
Retained earnings	2,749,627	2,601,007	2,276,865
Accumulated other comprehensive income	15,634	14,890	96,579
Total SVBFG stockholders’ equity	4,059,813	3,899,435	3,593,051
Noncontrolling interests	137,485	140,600	130,266
Total equity	4,197,298	4,040,035	3,723,317
Total liabilities and total equity	$50,754,287	$48,400,379	$43,274,037

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	September 30, 2017			June 30, 2017			September 30, 2016
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$3,291,908	$6,211	0.75%	$3,903,377	$7,323	0.75%	$2,404,006	$2,196	0.36%
Investment securities: (2)
Available-for-sale securities:
Taxable	12,674,610	52,825	1.65	12,393,079	48,271	1.56	12,743,715	44,741	1.40
Held-to-maturity securities:
Taxable	10,249,131	56,618	2.19	8,964,785	47,251	2.11	7,947,983	38,727	1.94
Non-taxable (3)	218,339	1,803	3.28	163,622	1,361	3.34	55,842	803	5.72
Total loans, net of unearned income (4) (5)	21,584,892	268,445	4.93	20,508,541	250,197	4.89	18,647,194	214,227	4.57
Total interest-earning assets	48,018,880	385,902	3.19	45,933,404	354,403	3.10	41,798,740	300,694	2.86
Cash and due from banks	371,373			356,884			317,044
Allowance for loan losses	(246,210)			(250,167)			(247,657)
Other assets (6)	1,651,323			1,509,243			1,583,202
Total assets	$49,795,366			$47,549,364			$43,451,329
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$442,518	$86	0.08%	$424,070	$81	0.08%	$308,345	$60	0.08%
Money market deposits	5,774,281	2,079	0.14	5,689,552	1,967	0.14	5,592,603	1,316	0.09
Money market deposits in foreign offices	187,183	21	0.04	210,069	22	0.04	199,539	20	0.04
Time deposits	51,406	17	0.13	47,376	15	0.13	50,351	12	0.09
Sweep deposits in foreign offices	1,008,675	101	0.04	1,138,509	112	0.04	1,236,602	127	0.04
Total interest-bearing deposits	7,464,063	2,304	0.12	7,509,576	2,197	0.12	7,387,440	1,535	0.08
Short-term borrowings	48,614	164	1.34	2,690	11	1.64	513,446	663	0.51
3.50% Senior Notes	347,168	3,144	3.59	347,087	3,143	3.63	346,848	3,141	3.60
5.375% Senior Notes	347,934	4,854	5.53	347,785	4,853	5.60	347,345	4,847	5.55
Junior Subordinated Debentures	54,391	831	6.06	54,435	831	6.12	54,566	830	6.05
6.05% Subordinated Notes	—	—	—	30,934	196	2.54	47,421	236	1.98
Total interest-bearing liabilities	8,262,170	11,297	0.54	8,292,507	11,231	0.54	8,697,066	11,252	0.51
Portion of noninterest-bearing funding sources	39,756,710			37,640,897			33,101,674
Total funding sources	48,018,880	11,297	0.09	45,933,404	11,231	0.10	41,798,740	11,252	0.11
Noninterest-bearing funding sources:
Demand deposits	36,578,779			34,629,070			30,522,314
Other liabilities	773,586			617,097			517,066
SVBFG stockholders’ equity	4,041,218			3,874,880			3,586,196
Noncontrolling interests	139,613			135,810			128,687
Portion used to fund interest-earning assets	(39,756,710)			(37,640,897)			(33,101,674)
Total liabilities and total equity	$49,795,366			$47,549,364			$43,451,329
Net interest income and margin		$374,605	3.10%		$343,172	3.00%		$289,442	2.75%
Total deposits	$44,042,842			$42,138,646			$37,909,754
Average SVBFG stockholders’ equity as a percentage of average assets			8.12%			8.15%			8.25%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(631)			(476)			(281)
Net interest income, as reported		$373,974			$342,696			$289,161

(1)
Includes average interest-earning deposits in other financial institutions of $1.3 billion, $1.0 billion and $0.8 billion; and $1.9 billion, $2.8 billion and $1.6 billion deposited at the Federal Reserve Bank, earning interest at the Fed Funds target rate, for the quarters ended September 30, 2017, June 30, 2017 and September 30, 2016, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $33.4 million, $33.0 million and $28.4 million for the quarters ended September 30, 2017, June 30, 2017 and September 30, 2016, respectively.

(6)
Average investment securities of $692 million, $663 million and $804 million for the quarters ended September 30, 2017, June 30, 2017 and September 30, 2016, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Nine months ended
	September 30, 2017			September 30, 2016
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$3,235,628	$16,670	0.69%	$2,111,619	$5,793	0.37%
Investment securities: (2)
Available-for-sale securities:
Taxable	12,539,773	146,803	1.57	13,608,722	140,932	1.38
Held-to-maturity securities:
Taxable	9,242,953	147,965	2.14	8,287,043	120,189	1.94
Non-taxable (3)	162,572	4,158	3.42	60,147	2,605	5.79
Total loans, net of unearned income (4) (5)	20,726,467	745,983	4.81	17,955,497	617,456	4.59
Total interest-earning assets	45,907,393	1,061,579	3.09	42,023,028	886,975	2.82
Cash and due from banks	361,041			326,144
Allowance for loan losses	(243,594)			(237,613)
Other assets (6)	1,540,211			1,558,157
Total assets	$47,565,051			$43,669,716
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$420,680	$242	0.08%	$310,505	$181	0.08%
Money market deposits	5,664,082	5,544	0.13	5,887,627	3,297	0.07
Money market deposits in foreign offices	183,040	59	0.04	153,593	50	0.04
Time deposits	50,855	49	0.13	59,069	51	0.12
Sweep deposits in foreign offices	1,089,714	324	0.04	1,339,077	405	0.04
Total interest-bearing deposits	7,408,371	6,218	0.11	7,749,871	3,984	0.07
Short-term borrowings	39,523	295	1.00	287,735	1,065	0.49
3.50% Senior Notes	347,088	9,429	3.63	346,771	9,421	3.63
5.375% Senior Notes	347,786	14,558	5.60	347,205	14,534	5.59
Junior Subordinated Debentures	54,434	2,494	6.13	54,610	2,493	6.10
6.05% Subordinated Notes	25,641	467	2.44	47,859	648	1.81
Total interest-bearing liabilities	8,222,843	33,461	0.54	8,834,051	32,145	0.49
Portion of noninterest-bearing funding sources	37,684,550			33,188,977
Total funding sources	45,907,393	33,461	0.10	42,023,028	32,145	0.10
Noninterest-bearing funding sources:
Demand deposits	34,653,264			30,694,119
Other liabilities	668,417			556,568
SVBFG stockholders’ equity	3,883,876			3,453,904
Noncontrolling interests	136,651			131,074
Portion used to fund interest-earning assets	(37,684,550)			(33,188,977)
Total liabilities and total equity	$47,565,051			$43,669,716
Net interest income and margin		$1,028,118	2.99%		$854,830	2.72%
Total deposits	$42,061,635			$38,443,990
Average SVBFG stockholders’ equity as a percentage of average assets			8.17%			7.91%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,455)			(912)
Net interest income, as reported		$1,026,663			$853,918

(1)
Includes average interest-earning deposits in other financial institutions of $1.0 billion and $0.7 billion for the nine months ended September 30, 2017 and 2016, respectively. The balance also includes $2.1 billion and $1.4 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for the nine months ended September 30, 2017 and 2016, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $93.5 million and $78.1 million for the nine months ended September 30, 2017 and 2016, respectively.

(6)
Average investment securities of $674 million and $803 million for the nine months ended September 30, 2017 and 2016, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Nine months ended
(Shares in thousands)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Weighted average common shares outstanding—basic	52,705	52,537	52,046	52,530	51,842
Effect of dilutive securities:
Stock options and employee stock purchase plan	343	368	233	381	245
Restricted stock units	257	289	134	319	142
Total effect of dilutive securities	600	657	367	700	387
Weighted average common shares outstanding—diluted	53,305	53,194	52,413	53,230	52,229
SVB Financial and Bank Capital Ratios

	September 30, 2017	June 30, 2017	September 30, 2016
SVB Financial:
CET 1 risk-based capital ratio	12.96%	13.05%	12.75%
Tier 1 risk-based capital ratio	13.32	13.43	13.21
Total risk-based capital ratio	14.29	14.39	14.22
Tier 1 leverage ratio	8.34	8.40	8.35
Tangible common equity to tangible assets ratio (1)	8.00	8.06	8.30
Tangible common equity to risk-weighted assets ratio (1)	13.01	13.11	13.11
Silicon Valley Bank:
CET 1 risk-based capital ratio	12.41%	12.59%	12.77%
Tier 1 risk-based capital ratio	12.41	12.59	12.77
Total risk-based capital ratio	13.40	13.59	13.83
Tier 1 leverage ratio	7.59	7.66	7.74
Tangible common equity to tangible assets ratio (1)	7.47	7.58	7.98
Tangible common equity to risk-weighted assets ratio (1)	12.44	12.65	13.14

(1)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	September 30, 2017	June 30, 2017	September 30, 2016
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software/internet	$2,021,978	$1,717,437	$1,856,454
Hardware	480,776	543,535	452,903
Private equity/venture capital	6,648,738	6,039,986	5,148,083
Life science/healthcare	491,717	581,634	664,041
Premium wine (1)	56,492	41,347	18,095
Other	186,103	162,789	160,989
Total commercial loans	9,885,804	9,086,728	8,300,565
Real estate secured loans:
Premium wine (1)	134,858	127,691	105,092
Consumer (2)	—	—	—
Other	20,533	20,733	21,333
Total real estate secured loans	155,391	148,424	126,425
Construction loans	22,893	22,775	—
Consumer loans (2)	86,605	84,618	101,392
Total loans individually equal to or greater than $20 million	$10,150,693	$9,342,545	$8,528,382
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software/internet	$3,829,345	$3,725,095	$3,575,853
Hardware	641,248	587,646	703,202
Private equity/venture capital	2,986,190	2,862,450	2,317,563
Life science/healthcare	1,287,483	1,166,679	1,081,369
Premium wine	155,330	169,629	173,496
Other	208,988	285,313	210,141
Total commercial loans	9,108,584	8,796,812	8,061,624
Real estate secured loans:
Premium wine	578,609	567,459	577,220
Consumer	2,203,877	2,125,326	1,834,370
Other	22,138	22,332	22,908
Total real estate secured loans	2,804,624	2,715,117	2,434,498
Construction loans	52,751	58,246	64,911
Consumer loans	213,177	191,226	139,513
Total loans individually less than $20 million	$12,179,136	$11,761,401	$10,700,546
Total gross loans	$22,329,829	$21,103,946	$19,228,928
Loans individually equal to or greater than $20 million as a percentage of total gross loans	45.5%	44.3%	44.4%
Total clients with loans individually equal to or greater than $20 million	257	251	223
Loans individually equal to or greater than $20 million on nonaccrual status	$71,649	$77,093	$77,408

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	September 30, 2017	June 30, 2017	September 30, 2016
Gross nonaccrual, past due, and restructured loans:
Nonaccrual loans	$124,672	$120,172	$106,216
Loans past due 90 days or more still accruing interest	764	85	125
Total nonperforming loans	125,436	120,257	106,341
OREO and other foreclosed assets	—	—	—
Total nonperforming assets	$125,436	$120,257	$106,341
Nonperforming loans as a percentage of total gross loans	0.56%	0.57%	0.55%
Nonperforming assets as a percentage of total assets	0.25	0.25	0.25
Allowance for loan losses	$249,010	$236,496	$240,565
As a percentage of total gross loans	1.12%	1.12%	1.25%
As a percentage of total gross nonperforming loans	198.52	196.66	226.22
Allowance for loan losses for nonaccrual loans	$43,824	$40,558	$44,348
As a percentage of total gross loans	0.20%	0.19%	0.23%
As a percentage of total gross nonperforming loans	34.94	33.73	41.70
Allowance for loan losses for total gross performing loans	$205,186	$195,938	$196,217
As a percentage of total gross loans	0.92%	0.93%	1.02%
As a percentage of total gross performing loans	0.92	0.93	1.03
Total gross loans	$22,329,829	$21,103,946	$19,228,928
Total gross performing loans	22,204,393	20,983,689	19,122,587
Allowance for unfunded credit commitments (1)	48,172	47,000	35,924
As a percentage of total unfunded credit commitments	0.29%	0.28%	0.22%
Total unfunded credit commitments (2)	$16,341,930	$16,786,807	$16,297,086

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds(1)

	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Client directed investment assets	$6,985	$6,223	$6,846	$6,190	$7,137
Client investment assets under management (2)	26,123	24,423	20,692	24,531	21,215
Sweep money market funds	20,165	18,463	15,567	18,783	14,468
Total average client investment funds	$53,273	$49,109	$43,105	$49,504	$42,820

Period-end Off-Balance Sheet Client Investment Funds(1)

	Period-end balances at
(Dollars in millions)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Client directed investment assets	$6,860	$7,223	$5,241	$5,510	$6,262
Client investment assets under management (2)	26,718	25,426	23,292	23,115	20,819
Sweep money market funds	20,664	19,249	17,902	17,173	16,263
Total period-end client investment funds	$54,242	$51,898	$46,435	$45,798	$43,344

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total revenue, after adjusting both amounts by income (losses) and expense attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains or losses on investment securities, equity warrant assets and other noninterest income items.

	Three months ended					Nine months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	September 30, 2017	September 30, 2016
GAAP noninterest income	$158,778	$128,528	$117,659	$113,502	$144,140	$404,965	$343,050
Less: income attributable to noncontrolling interests, including carried interest allocation	5,614	9,536	6,559	4,412	4,679	21,709	3,627
Non-GAAP noninterest income, net of noncontrolling interests	$153,164	$118,992	$111,100	$109,090	$139,461	$383,256	$339,423

	Three months ended					Nine months ended
Non-GAAP core fee income (Dollars in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	September 30, 2017	September 30, 2016
GAAP noninterest income	$158,778	$128,528	$117,659	$113,502	$144,140	$404,965	$343,050
Less: gains on investment securities, net	15,238	17,630	15,970	9,976	23,178	48,838	41,764
Less: net gains on equity warrant assets	24,922	10,820	6,690	4,639	21,558	42,432	33,253
Less: other noninterest income	15,896	12,811	12,421	14,239	18,878	41,128	36,511
Non-GAAP core fee income	$102,722	$87,267	$82,578	$84,648	$80,526	$272,567	$231,522

	Three months ended					Nine months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	September 30, 2017	September 30, 2016
GAAP net gains on investment securities	$15,238	$17,630	$15,970	$9,976	$23,178	$48,838	$41,764
Less: income attributable to noncontrolling interests, including carried interest allocation	5,496	9,465	6,462	4,661	4,745	21,423	3,651
Non-GAAP net gains on investment securities, net of noncontrolling interests	$9,742	$8,165	$9,508	$5,315	$18,433	$27,415	$38,113

	Three months ended					Nine months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	September 30, 2017	September 30, 2016
GAAP noninterest expense	$257,761	$251,246	$237,633	$235,186	$220,773	$746,640	$624,611
Less: expense attributable to noncontrolling interests	125	223	169	240	117	517	284
Non-GAAP noninterest expense, net of noncontrolling interests	$257,636	$251,023	$237,464	$234,946	$220,656	$746,123	$624,327
GAAP net interest income	$373,974	$342,696	$309,993	$296,605	$289,161	$1,026,663	$853,918
Adjustments for taxable equivalent basis	631	476	348	291	281	1,455	912
Non-GAAP taxable equivalent net interest income	$374,605	$343,172	$310,341	$296,896	$289,442	$1,028,118	$854,830
Less: net interest income attributable to noncontrolling interests	9	10	7	4	4	26	62
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	$374,596	$343,162	$310,334	$296,892	$289,438	$1,028,092	$854,768
GAAP noninterest income	$158,778	$128,528	$117,659	$113,502	$144,140	$404,965	$343,050
Non-GAAP noninterest income, net of noncontrolling interests	$153,164	$118,992	$111,100	$109,090	$139,461	$383,256	$339,423
GAAP total revenue	$532,752	$471,224	$427,652	$410,107	$433,301	$1,431,628	$1,196,968
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$527,760	$462,154	$421,434	$405,982	$428,899	$1,411,348	$1,194,191
GAAP operating efficiency ratio	48.38%	53.32%	55.57%	57.35%	50.95%	52.15%	52.18%
Non-GAAP, net of noncontrolling interests operating efficiency ratio	48.82	54.32	56.35	57.87	51.45	52.87	52.28

Non-GAAP non-marketable and other securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
GAAP non-marketable and other securities	$627,469	$630,670	$635,550	$622,552	$625,178
Less: amounts attributable to noncontrolling interests	121,401	124,453	126,263	122,415	121,397
Non-GAAP non-marketable and other securities, net of noncontrolling interests	$506,068	$506,217	$509,287	$500,137	$503,781

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
GAAP SVBFG stockholders’ equity	$4,059,813	$3,899,435	$3,764,331	$3,642,554	$3,593,051
Tangible common equity	$4,059,813	$3,899,435	$3,764,331	$3,642,554	$3,593,051
GAAP total assets	$50,754,287	$48,400,379	$46,413,339	$44,683,660	$43,274,037
Tangible assets	$50,754,287	$48,400,379	$46,413,339	$44,683,660	$43,274,037
Risk-weighted assets	$31,208,081	$29,754,958	$28,691,192	$28,248,750	$27,407,756
Tangible common equity to tangible assets	8.00%	8.06%	8.11%	8.15%	8.30%
Tangible common equity to risk-weighted assets	13.01	13.11	13.12	12.89	13.11

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Tangible common equity	$3,728,890	$3,607,234	$3,508,871	$3,423,427	$3,405,028
Tangible assets	$49,937,343	$47,571,865	$45,807,551	$44,059,340	$42,651,702
Risk-weighted assets	$29,970,913	$28,515,724	$27,368,552	$26,856,850	$25,909,301
Tangible common equity to tangible assets	7.47%	7.58%	7.66%	7.77%	7.98%
Tangible common equity to risk-weighted assets	12.44	12.65	12.82	12.75	13.14